PART II. OTHER INFORMATION:

Item 4.  Submission of Matter to a Vote of Security Holders

          (a) The Annual Meeting of the Stockholders was held on April 9, 1996

          (b) Proxies for the Annual Meeting were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934, there was no solicitation in opposition to the nominees for the Board of Directors as listed in the Proxy Statement, and all of such nominees were elected.

          (c) A brief description of each matter voted upon at the Annual Meeting, and the results of voting, are as follows:

1. Election of three (3) Directors to serve for a term expiring in 1999:

                                     FOR             AGAINST

     Vincent A. Calarco        41,345,447 shares   343,729 shares
     Charles J. Marsden        41,362,039 shares   327,137 shares
     C. A.(Lance) Piccolo      41,327,025 shares   362,151 shares

2. Approval of the selection by the Board of Directors of an auditor for 1996

     FOR                    AGAINST               ABSTAINED

41,506,547 shares        101,147 shares      81,482 shares




















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